Exhibit 99.1

NEWS RELEASE

Green Plains Reports Second Quarter 2015 Financial Results

•	Net income of $7.8 million, or $0.19 per share

OMAHA, NEB. (GLOBE NEWSWIRE) – July 28, 2015 – Green Plains Inc. (NASDAQ: GPRE) announced today its financial results for the second quarter of 2015. Net income for the quarter was $7.8 million, or $0.19 per diluted share, compared to net income of $32.3 million, or $0.82 per diluted share, for the same period in 2014. Revenues were $744.5 million for the second quarter of 2015 compared to $837.9 million for the same period in 2014.

“Strong U.S. ethanol demand, due primarily to lower gasoline prices, resulted in an improvement in our second quarter results compared to the first quarter,” said Todd Becker, President and Chief Executive Officer. “While ethanol margins remain variable, we believe, based on the current forward curve, our diversified platform will generate profitable results for the full year 2015. Our strong balance sheet provides us with significant flexibility in capital deployment and allocation for the remainder of the year.”

“Demand for ethanol remains robust both domestically and globally. Our expansion projects are progressing to meet the demand growth we expect from E15 in the U.S. and expanding blend rates in foreign markets,” stated Becker. “The long-term picture is very exciting for our company and industry.”

During the second quarter, Green Plains’ ethanol production totaled 238.7 million gallons, or approximately 93.9% of its daily average production capacity. Non-ethanol operating income from the corn oil production, agribusiness, and marketing and distribution segments was $16.4 million in the second quarter of 2015 compared to $16.5 million for the same period in 2014.

Revenues were $1.5 billion for the six-month period ended June 30, 2015 compared to $1.6 billion for the same period of 2014. Net income for the six-month period ended June 30, 2015 was $4.5 million, or $0.11 per diluted share, compared to net income of $75.5 million, or $1.88 per diluted share, for the same period in 2014.

“We are pleased to have successfully completed the initial public offering of Green Plains Partners LP,” stated Becker. “We believe the partnership’s access to cost-effective capital, as well as the additional liquidity to the company from the offering, will enhance our ability grow.”

Green Plains had $417.0 million in total cash and equivalents and $175.4 million available under committed loan agreements at subsidiaries (subject to borrowing base restrictions and other specified lending conditions) at June 30, 2015. Net proceeds from the Offering of $157.9 million were received after the close of the second quarter. EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization, for the second quarter 2015 was $39.3 million compared to $74.5 million for the same period in 2014.

2015 Second Quarter Business Highlights

•	On July 1, 2015, Green Plains Partners LP, a newly-formed subsidiary of the Company, closed its initial public offering (the “Offering”). In conjunction with the Offering, Green Plains contributed its downstream ethanol transportation and storage assets to the Partnership. A total of 11.5 million common units representing limited partner interests of the Partnership, which included 1.5 million common units pursuant to the underwriters’ overallotment option, were sold in the Offering at a price to the public of $15.00 per common unit. The Partnership received net proceeds of approximately $157.9 million from the Offering, after deducting the underwriting discount, structuring fees and offering expenses. The Partnership used the net proceeds (i) to make a distribution of $155.3 million to the Company, (ii) to pay origination fees under the Partnership’s new revolving credit facility and (iii) for general partnership purposes. After completion of the Offering, Green Plains owns a 62.5% limited partner interest and a 2% general partner interest in the Partnership and the public owns the remaining 35.5% limited partner interest in the Partnership.

•	During the second quarter of 2015, Green Plains Processing LLC, a wholly-owned subsidiary of Green Plains, amended its senior secured credit facility to increase the outstanding borrowings by $120 million. The proceeds were primarily used to refinance debt outstanding, with maturity dates ranging from November 2015 to May 2020, at certain of Green Plains’ subsidiaries and to pay fees and expenses in connection with the increased credit facility and for general corporate purposes.

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Conference Call

On July 29, 2015, Green Plains will hold a conference call to discuss its second quarter 2015 financial results and other recent developments. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 888-427-9411 and the international dial-in number is 719-325-2402. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will be archived and available for replay through August 4, 2015.

About Green Plains

Green Plains Inc. (NASDAQ: GPRE) is a diversified commodity-processing business with operations related to ethanol production, corn oil production, grain handling and storage, cattle feedlot operations, and commodity marketing and distribution services. The Company processes over ten million tons of corn annually, producing over one billion gallons of ethanol, three million tons of livestock feed and 250 million pounds of industrial grade corn oil at full capacity. Green Plains is the parent company of Green Plains Partners LP (NASDAQ: GPP), a fee-based Delaware limited partnership recently formed to provide ethanol and fuel storage, terminal and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which Green Plains operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in Green Plains’ reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014, and in Green Plains’ subsequent filings with the SEC, as well as the risks disclosed in Green Plains Partners LP’s SEC filings and the impact of the recent initial public offering of Green Plains Partners LP and its operations as a separate, publicly-traded entity going forward. In addition, Green Plains is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues	$744,490	$837,858	$1,482,878	$1,571,747
Cost of goods sold	697,164	759,543	1,409,997	1,392,683

Gross profit	47,326	78,315	72,881	179,064
Selling, general and administrative expenses	22,924	19,369	44,375	41,774

Operating income	24,402	58,946	28,506	137,290

Other income (expense)
Interest income	210	143	430	255
Interest expense	(10,564)	(9,704)	(19,722)	(19,463)
Other, net	(1,034)	704	(1,965)	1,734

Total other income (expense)	(11,388)	(8,857)	(21,257)	(17,474)

Income before income taxes	13,014	50,089	7,249	119,816
Income tax expense	5,222	17,775	2,775	44,299

Net income	$7,792	$32,314	$4,474	$75,517

Earnings per share:
Basic	$0.20	$0.86	$0.12	$2.14

Diluted	$0.19	$0.82	$0.11	$1.88

Weighted average shares outstanding:
Basic	38,027	37,467	37,916	35,322

Diluted	40,075	39,359	39,565	41,308

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Consolidated revenues decreased by $93.4 million for the three months ended June 30, 2015 compared to the same period in 2014. Revenues from sales of ethanol and distillers grains decreased by $149.4 million and $15.2 million, respectively, while revenues from sales of cattle and grains increased by $62.9 million and $9.5 million, respectively. Ethanol and distillers grains revenues were affected by a decrease in average realized prices. Grain revenues were impacted by an increase in volumes, partially offset by lower average realized prices. Gross profit decreased by $31.0 million for the three months ended June 30, 2015 compared to the same period in 2014 primarily as a result of decreased margins for ethanol production.

Operating income decreased by $34.5 million for the three months ended June 30, 2015 compared to the same period in 2014 as a result of the factors discussed above as well as a $3.6 million increase in selling, general and administrative expenses. Interest expense increased by $0.9 million for the three months ended June 30, 2015 compared to the same period in 2014 due to higher average debt balances outstanding. Income tax expense was $5.2 million for the three months ended June 30, 2015 compared to $17.8 million for the same period in 2014.

Basic earnings per share, or EPS, is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed by dividing net income on an if-converted basis for the first quarter of 2014, with respect to the 3.25% Convertible Senior Notes due 2018 and the 5.75% Convertible Senior Notes due 2015, or the 3.25% Notes and the 5.75% Notes, respectively, by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities. All of the 5.75% Notes were retired during the first quarter of 2014. During the second quarter of 2014, the Company received shareholder approval to allow for flexible settlement in cash, shares of common stock, or a combination of cash and shares of common stock for the conversion of the 3.25% Notes. The Company intends to settle conversions in cash for the principal amount and cash or shares of the Company’s common stock for any related conversion premium. Accordingly, beginning in the second quarter of 2014, diluted EPS is computed using the treasury stock method by dividing net income by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities. The calculations of basic and diluted EPS are as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Basic EPS:
Net income	$7,792	$32,314	$4,474	$75,517
Weighted average shares outstanding - basic	38,027	37,467	37,916	35,322

EPS - basic	$0.20	$0.86	$0.12	$2.14

Diluted EPS:
Net income	$7,792	$32,314	$4,474	$75,517
Interest and amortization on convertible debt, net of tax effect:
5.75% Notes	—	—	—	576
3.25% Notes	—	—	—	1,379

Net income - diluted	$7,792	$32,314	$4,474	$77,472

Weighted average shares outstanding - basic	38,027	37,467	37,916	35,322
Effect of dilutive convertible debt:
5.75% Notes	—	—	—	2,029
3.25% Notes	1,881	1,675	1,480	3,716
Effect of dilutive stock-based compensation awards	167	217	169	241

Weighted average shares outstanding - diluted	40,075	39,359	39,565	41,308

EPS - diluted	$0.19	$0.82	$0.11	$1.88

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Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and distillers grains, collectively referred to as ethanol production, (2) corn oil production, (3) grain handling and storage and cattle feedlot operations, collectively referred to as agribusiness, and (4) marketing, merchant trading and logistics services for Company-produced and third-party ethanol, distillers grains, corn oil and other commodities, and the operation of fuel terminal facilities, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment, are reflected in the table below as corporate activities. The following is selected operating segment financial information (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Ethanol production	$450,438	$532,475	$867,391	$1,070,846
Corn oil production	17,027	20,374	33,823	36,765
Agribusiness	343,577	380,604	664,694	703,083
Marketing and distribution	658,879	910,026	1,314,227	1,686,564
Intersegment eliminations	(725,431)	(1,005,621)	(1,397,257)	(1,925,511)

	$744,490	$837,858	$1,482,878	$1,571,747

Gross profit (loss):
Ethanol production	$24,284	$35,171	$17,464	$106,859
Corn oil production	9,625	10,931	20,010	18,746
Agribusiness	4,006	2,499	9,218	5,475
Marketing and distribution	10,714	9,899	22,868	50,615
Intersegment eliminations	(1,303)	19,815	3,321	(2,631)

	$47,326	$78,315	$72,881	$179,064

Operating income (loss):
Ethanol production	$18,230	$30,111	$5,087	$96,337
Corn oil production	9,567	10,874	19,778	18,582
Agribusiness	2,258	1,269	5,468	2,205
Marketing and distribution	4,564	4,391	10,172	36,885
Intersegment eliminations	(1,303)	19,815	3,381	(2,571)

Segment operating income	33,316	66,460	43,886	151,438
Corporate activities	(8,914)	(7,514)	(15,380)	(14,148)

	$24,402	$58,946	$28,506	$137,290

During the normal course of business, the Company enters into transactions between segments. These intersegment activities are recorded by each segment at prices approximating market and treated as if they are third-party transactions. Consequently, these transactions impact segment performance. Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results.

Ethanol Production Segment

The table below presents key operating data within the ethanol production segment:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Ethanol sold	238,737	241,871	471,230	472,643

(thousands of gallons)

Distillers grains sold	631	653	1,260	1,290
(thousands of equivalent dried tons)

Corn consumed	84,162	86,140	166,209	168,198

(thousands of bushels)

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Revenues in the ethanol production segment decreased by $82.0 million for the three months ended June 30, 2015 compared to the same period in 2014 primarily due to lower average ethanol and distillers grains prices realized, as well as lower volumes produced and sold. The ethanol production segment produced 238.7 million gallons of ethanol, which represents approximately 93.9% of daily average production capacity, during the three months ended June 30, 2015.

Cost of goods sold in the ethanol production segment decreased by $71.2 million for the three months ended June 30, 2015 compared to the same period in 2014. Corn costs decreased due to a 22% decrease in average cost per bushel and reduced corn consumption resulting from an improvement in ethanol yield during the three months ended June 30, 2015 compared to the same period in 2014. As a result of the factors identified above, gross profit and operating income for the ethanol production segment decreased by $10.9 million and $11.9 million, respectively, for the three months ended June 30, 2015 compared to the same period in 2014. Depreciation and amortization expense for the ethanol production segment was $13.5 million for the three months ended June 30, 2015 compared to $12.8 million during the same period in 2014.

Corn Oil Production Segment

Revenues in the corn oil production segment decreased by $3.3 million for the three months ended June 30, 2015 compared to the same period in 2014. During the three months ended June 30, 2015, the segment produced and sold 62.4 million pounds of corn oil compared to 58.0 million pounds in the same period of 2014. The average price realized for corn oil was approximately 22% lower for the second quarter of 2015 compared to the same period in 2014. Gross profit and operating income in the corn oil production segment decreased by $1.3 million for the three months ended June 30, 2015 compared to the same period in 2014. The decrease was due to the decrease in revenues and decrease in cost of goods sold of $2.0 million related to lower input and processing costs during the three months ended June 30, 2015 compared to the same period in 2014.

Agribusiness Segment

Revenues in the agribusiness segment decreased by $37.0 million, and gross profit and operating income increased by $1.5 million and $1.0 million, respectively, for the three months ended June 30, 2015 compared to the same period in 2014. The segment sold 73.0 million bushels of grain, including 70.5 million bushels to the ethanol production segment during the three months ended June 30, 2015 compared to sales of 77.4 million bushels of grain, including 72.4 million bushels to the ethanol production segment during the same period in 2014. Revenues were impacted by a decrease in average realized prices and volumes sold, partially offset by an increase in revenues of $62.9 million due to the cattle-feeding operation that was acquired during the second quarter of 2014. Gross profit and operating income increased as a result of higher volumes of grain storage.

Marketing and Distribution Segment

Revenues in the marketing and distribution segment decreased by $251.1 million for the three months ended June 30, 2015 compared to the same period in 2014. The decrease in revenues was primarily due to a combined $274.7 million decrease in ethanol and distillers grain revenues resulting from lower average realized prices. The decrease in ethanol and distillers grain revenues was partially offset by an increase in other grain revenues of $27.4 million due to increased volume activity, partially offset by lower average realized prices. The marketing and distribution segment sold 299.7 million and 303.5 million gallons of ethanol during the three months ended June 30, 2015 and 2014, respectively.

Gross profit and operating income for the marketing and distribution segment increased by $0.8 million and $0.2 million, respectively, for the three months ended June 30, 2015 compared to the same period in 2014, primarily due to an increase in profits from merchant trading activity.

Intersegment Eliminations

Intersegment eliminations of revenues decreased by $280.2 million for the three months ended June 30, 2015 compared to the same period in 2014 due to the following factors: decreased corn sales from the agribusiness segment to the ethanol production segment of $82.0 million, decreased sales of distillers grains from the ethanol production segment to the marketing and distribution segment of $9.5 million and decreased sales of ethanol from the ethanol production segment to the marketing and distribution segment of $182.8 million. Intersegment eliminations of gross profit and operating income increased by $21.1 million for the three months ended June 30, 2015 compared to the same period in 2014 due primarily to decreased average margins realized during the second quarter of 2015 compared to 2014. Ethanol is sold from the ethanol production segment to the marketing and distribution segment as it is produced and transferred into storage tanks located at each respective plant. The finished product is then sold by the marketing and distribution segment to external customers. Profit is recognized by the ethanol production segment upon sale to the marketing and distribution segment, but is eliminated from consolidated results until title to the product has been transferred to a third party.

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Non-GAAP Reconciliation

EBITDA

Management uses EBITDA to measure the Company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the Company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income to EBITDA (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income	$7,792	$32,314	$4,474	$75,517
Interest expense	10,564	9,704	19,722	19,463
Income taxes	5,222	17,775	2,775	44,299
Depreciation and amortization	15,700	14,735	31,081	29,362

EBITDA	$39,278	$74,528	$58,052	$168,641

Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	June 30, 2015	December 31, 2014
ASSETS
Current assets	$812,839	$910,910
Property and equipment, net	819,555	825,210
Other assets	93,834	92,437

Total assets	$1,726,228	$1,828,557

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$349,586	$511,540
Long-term debt	443,555	399,440
Other liabilities	125,874	120,128

Total liabilities	919,015	1,031,108
Total stockholders’ equity	807,213	797,449

Total liabilities and stockholders’ equity	$1,726,228	$1,828,557

As of June 30, 2015, Green Plains had $417.0 million in total cash and equivalents and $175.4 million available under committed loan agreements at subsidiaries (subject to borrowing base restrictions and other specified lending conditions). Total debt at June 30, 2015 was $652.4 million, including $199.6 million outstanding under working capital revolvers and other short-term borrowing arrangements in the marketing and distribution and agribusiness segments. As of June 30, 2015, Green Plains had total assets of approximately $1.7 billion, total stockholders’ equity of approximately $807.2 million, and approximately 38.1 million common shares outstanding.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains Inc. (402) 884-8700

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